EXHIBIT 99

EMC Insurance Group Inc. Reports
2016 First Quarter Results

First Quarter Ended March 31, 2016
Operating Income Per Share - $0.74
Net Income Per Share - $0.70
Net Realized Investment Losses Per Share - $0.03
Catastrophe and Storm Losses Per Share - $0.19
Large Losses Per Share - $0.09
GAAP Combined Ratio - 92.7 percent

2016 Operating Income Guidance - $1.70 to $1.90 per share

DES MOINES, Iowa (May 6, 2016) - EMC Insurance Group Inc. (NASDAQ:EMCI) (the “Company”), today reported operating income of $15.4 million ($0.74 per share) for the first quarter ended March 31, 2016, compared to operating income of $19.8 million ($0.97 per share) for the first quarter of 20151.

Net income, including realized investment gains and losses, totaled $14.7 million ($0.70 per share) for the first quarter of 2016, compared to $20.3 million ($1.00 per share) for the first quarter of 2015.

The Company’s GAAP combined ratio was 92.7 percent in the first quarter of 2016, compared to 87.7 percent in the first quarter of 2015.

“Our year is off to an excellent start,” stated President and Chief Executive Officer Bruce G. Kelley. “We are reporting a terrific first quarter--second only to last year’s first quarter. Contributing to the strong results were catastrophe and storm losses below our 10-year average and a substantial increase in investment income.”

Kelley continued, “We continue to innovate and look for ways to better serve our agents and policyholders. For example, last month we announced a new telematics app that we are piloting with a few agents and accounts. This is one of many enhancements currently being developed to attract and retain the best business and provide more opportunity for profitable growth in the future.”

Premiums earned increased 2.9 percent to $142.7 million for the first quarter of 2016, from $138.7 million in the first quarter of 2015. In the property and casualty insurance segment, premiums earned increased 2.1 percent. The new aggregate catastrophe excess of loss intercompany reinsurance program between the Company’s three property and casualty insurance subsidiaries and Employers Mutual Casualty Company (Employers Mutual), the Company’s parent organization, reduced premiums earned by $3.2 million. Excluding this cost, premiums earned would have increased 5.0 percent. The majority of the increase is attributed to an increase in new business, small rate level increases on commercial lines renewal business and growth in insured exposures. In the reinsurance segment, premiums earned increased 5.8 percent. The revised inter-company reinsurance program between the Company’s reinsurance subsidiary and Employers Mutual resulted in a reduction of $1.7 million in the cost of the coverage. Without this reduction in the cost of the reinsurance program, premiums earned would have increased approximately 0.2 percent.

Catastrophe and storm losses totaled $6.2 million ($0.19 per share after tax) in the first quarter of 2016, compared to $4.6 million ($0.15 per share after tax) in the first quarter of 2015. First quarter catastrophe and storm losses accounted for 4.3 percentage points of the combined ratio, which is below the Company’s most recent 10-year average of 5.5 percentage points for this period, but above the 3.3 percentage points experienced in the first quarter of 2015. On a segment basis, catastrophe and storm losses for the first quarter of 2016 amounted to $3.4 million ($0.10 per share after tax) in the property and casualty insurance segment, and $2.7 million ($0.09 per share after tax) in the reinsurance segment.

The Company reported $7.8 million ($0.24 per share after tax) of favorable development on prior years’ reserves during the first quarter of 2016, compared to $14.6 million ($0.46 per share after tax) in the first quarter of 2015. Both segments reported a decline in favorable development with the largest decline occurring in the property and casualty insurance segment.

Development amounts can vary significantly from quarter to quarter and year to year depending on a number of factors, including the number of claims settled and the settlement terms, and should therefore not be considered a reliable factor in assessing the adequacy of the Company’s carried reserves. The most recent actuarial analysis of the Company’s carried reserves indicated that the level of reserve adequacy was consistent with other recent evaluations.

Large losses (which the Company defines as losses greater than $500,000 for the EMC Insurance Companies pool, excluding catastrophe and storm losses) decreased to $3.0 million ($0.09 per share after tax) in the first quarter of 2016 from $4.3 million ($0.14 per share after tax) in the first quarter of 2015.

Net investment income increased 9.1 percent to $12.2 million for the first quarter of 2016, from $11.2 million in the first quarter of 2015. This increase reflects a higher average invested balance in fixed maturity securities and an increase in dividend income from the common stock portfolio due to the receipt of approximately $480,000 of special dividends.

Net realized investment losses totaled $1.1 million ($0.03 per share after tax) for the first quarter of 2016 compared to net realized investment gains of $783,000 ($0.02 per share after tax) for the first quarter of 2015. Included in net realized investment gains/losses reported for the first quarters of 2016 and 2015 are $1.9 million and $1.4 million, respectively, of realized investment losses attributed to a decline in the carrying value of a limited partnership that helps protect the Company from a sudden and significant decline in the value of its equity portfolio (the equity tail-risk hedging strategy).

At March 31, 2016, consolidated assets totaled $1.6 billion, including $1.4 billion in the investment portfolio, and stockholders’ equity totaled $551.1 million, an increase of 5.0 percent from December 31, 2015. Book value of the Company’s stock increased 4.2 percent to $26.31 per share from $25.26 per share at December 31, 2015. Book value excluding accumulated other comprehensive income increased 2.3 percent to $22.97 per share from $22.45 per share at December 31, 2015.

Based on results for the first quarter of 2016 and management’s expectations for the remainder of the year, management is reaffirming its 2016 operating income guidance in the range of $1.70 to $1.90 per share. This guidance is based on a projected GAAP combined ratio of 98.7 percent for the year with nominal changes to the other assumptions utilized in the projection.

The Company will hold an earnings teleconference call at noon Eastern time on Friday, May 6, 2016 to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company’s results for the first quarter, as well as its expectations for the rest of 2016. Dial-in information for the call is toll-free 1-877-407-9205 (International: 1-201-689-8054).

Members of the news media, investors and the general public are invited to access a live webcast of the conference call via the Company’s investor relations page at www.emcins.com/ir. The webcast will be archived and available for replay until August 6, 2016. A transcript of the teleconference will also be available on the Company’s website shortly after the completion of the teleconference.

About EMCI:
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ Stock Market under the symbol EMCI. Additional information regarding EMC Insurance Group Inc. may be found at www.emcins.com/ir. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Cautionary Note Regarding Forward-Looking Statements:
The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.

The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•catastrophic events and the occurrence of significant severe weather conditions;
•the adequacy of loss and settlement expense reserves;
•state and federal legislation and regulations;

•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;
•rating agency actions;
•“other-than-temporary” investment impairment losses; and

•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe,” “expect,” “anticipate,” “estimate,” “project,” or similar expressions. Undue reliance should not be placed on these forward-looking statements. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

¹The Company prepares its public financial statements in conformity with accounting principles generally accepted in the Unites States of America (GAAP). Operating income is a non-GAAP financial measure, calculated by excluding net realized investment gains/losses from net income. The Company’s calculation of operating income may differ from similar measures used by other companies, so investors should exercise caution when comparing the Company’s measure of operating income to the measure of other companies. Management’s projected operating income guidance is also considered a non-GAAP financial measure.

Management believes operating income is useful to investors because it illustrates the performance of the Company’s normal, ongoing operations, which is important in understanding and evaluating the Company’s financial condition and results of operations. While this measure is consistent with measures utilized by investors to evaluate performance, it is not a substitute for the GAAP financial measure of net income. Therefore, the Company has provided the following reconciliation of the non-GAAP financial measure of operating income to the GAAP financial measure of net income. Management also uses non-

GAAP financial measures for goal setting, determining employee and senior management awards and compensation, and evaluating performance.

The reconciliation of operating income to net income is as follows:

	Three months ended March 31,
	2016	2015
($ in thousands)
Operating income	$15,359	$19,821
Net realized investment gains (losses) (after tax)	(705)	509
Net income	$14,654	$20,330

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Quarter ended March 31, 2016	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$110,446	$32,291	$—	$142,737
Investment income, net	8,771	3,457	2	12,230
Other income (loss)	132	(143)	—	(11)
	119,349	35,605	2	154,956
Losses and expenses:
Losses and settlement expenses	62,098	23,011	—	85,109
Dividends to policyholders	3,853	—	—	3,853
Amortization of deferred policy acquisition costs	19,422	6,906	—	26,328
Other underwriting expenses	16,468	503	—	16,971
Interest expense	84	—	—	84
Other expenses	157	—	492	649
	102,082	30,420	492	132,994
Operating income (loss) before income taxes	17,267	5,185	(490)	21,962
Realized investment losses	(846)	(239)	—	(1,085)
Income (loss) before income taxes	16,421	4,946	(490)	20,877
Income tax expense (benefit):
Current	6,117	1,672	(171)	7,618
Deferred	(1,187)	(208)	—	(1,395)
	4,930	1,464	(171)	6,223
Net income (loss)	$11,491	$3,482	$(319)	$14,654
Average shares outstanding				20,842,199
Per Share Data:
Net income (loss) per share - basic and diluted	$0.55	$0.17	$(0.02)	$0.70
Catastrophe and storm losses (after tax)	$0.10	$0.09	$—	$0.19
Large losses* (after tax)	$0.09	$—	$—	$0.09
Reported favorable development experienced on prior years' reserves (after tax)	$0.12	$0.12	$—	$0.24
Dividends per share				$0.190
Book value per share				$26.31
Effective tax rate				29.8%
Annualized net income as a percent of beg. SH equity				11.2%
Other Information of Interest:
Net written premiums	$111,267	$31,009	$—	$142,276
Catastrophe and storm losses	$3,424	$2,740	$—	$6,164
Large losses*	$3,035	$—	$—	$3,035
Reported favorable development experienced on prior years' reserves	$(3,798)	$(3,954)	$—	$(7,752)
GAAP Ratios:
Loss and settlement expense ratio	56.2%	71.3%	—	59.6%
Acquisition expense ratio	36.0%	22.9%	—	33.1%
Combined ratio	92.2%	94.2%	—	92.7%

*Large losses are defined as losses greater than $500 for the EMC Insurance Companies pool, excluding catastrophe and storm losses.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Quarter ended March 31, 2015	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$108,205	$30,526	$—	$138,731
Investment income, net	8,026	3,184	(4)	11,206
Other income	182	1,433	—	1,615
	116,413	35,143	(4)	151,552
Losses and expenses:
Losses and settlement expenses	56,675	19,110	—	75,785
Dividends to policyholders	2,900	—	—	2,900
Amortization of deferred policy acquisition costs	18,379	7,062	—	25,441
Other underwriting expenses	16,173	1,348	—	17,521
Interest expense	84	—	—	84
Other expenses	206	—	461	667
	94,417	27,520	461	122,398
Operating income (loss) before income taxes	21,996	7,623	(465)	29,154
Realized investment gains	700	83	—	783
Income (loss) before income taxes	22,696	7,706	(465)	29,937
Income tax expense (benefit):
Current	7,585	1,783	(163)	9,205
Deferred	(290)	692	—	402
	7,295	2,475	(163)	9,607
Net income (loss)	$15,401	$5,231	$(302)	$20,330
Average shares outstanding				20,436,302
Per Share Data:
Net income (loss) per share - basic and diluted	$0.75	$0.26	$(0.01)	$1.00
Catastrophe and storm losses (after tax)	$0.06	$0.09	$—	$0.15
Large losses* (after tax)	$0.14	$—	$—	$0.14
Reported favorable development experienced on prior years' reserves (after tax)	$0.29	$0.17	$—	$0.46
Dividends per share				$0.167
Book value per share				$25.65
Effective tax rate				32.1%
Annualized net income as a percent of beg. SH equity				16.2%
Other Information of Interest:
Net written premiums	$108,796	$34,128	$—	$142,924
Catastrophe and storm losses	$1,761	$2,809	$—	$4,570
Large losses*	$4,258	$—	$—	$4,258
Reported favorable development experienced on prior years' reserves	$(9,265)	$(5,328)	$—	$(14,593)
GAAP Ratios:
Loss and settlement expense ratio	52.4%	62.6%	—	54.6%
Acquisition expense ratio	34.6%	27.6%	—	33.1%
Combined ratio	87.0%	90.2%	—	87.7%

*Large losses are defined as losses greater than $500 for the EMC Insurance Companies pool, excluding catastrophe and storm losses.

CONSOLIDATED BALANCE SHEETS
	March 31, 2016	December 31, 2015
($ in thousands, except share and per share amounts)	(Unaudited)
ASSETS
Investments:
Fixed maturity securities available-for-sale, at fair value (amortized cost $1,116,627 and $1,130,217)	$1,166,022	$1,161,025
Equity securities available-for-sale, at fair value (cost $151,046 and $144,176)	212,582	206,243
Other long-term investments	8,440	9,930
Short-term investments	48,447	38,599
Total investments	1,435,491	1,415,797

Cash	697	224
Reinsurance receivables due from affiliate	21,342	24,236
Prepaid reinsurance premiums due from affiliate	7,080	6,563
Deferred policy acquisition costs (affiliated $40,232 and $40,535)	40,462	40,720
Amounts due from affiliate to settle inter-company transaction balances	7,309	—
Prepaid pension and postretirement benefits due from affiliate	11,754	12,133
Accrued investment income	11,939	10,789
Amounts receivable under reverse repurchase agreements	16,850	16,850
Accounts receivable	1,440	804
Income taxes recoverable	—	1,735
Goodwill	942	942
Other assets (affiliated $4,019 and $4,595)	4,938	5,162
Total assets	$1,560,244	$1,535,955

LIABILITIES
Losses and settlement expenses (affiliated $674,131 and $671,169)	$681,579	$678,774
Unearned premiums (affiliated $238,600 and $238,637)	239,609	239,435
Other policyholders' funds (all affiliated)	11,025	8,721
Surplus notes payable to affiliate	25,000	25,000
Amounts due affiliate to settle inter-company transaction balances	—	6,408
Pension benefits payable to affiliate	3,958	4,299
Income taxes payable	5,882	—
Deferred income taxes	23,818	19,029
Other liabilities (affiliated $16,968 and $28,598)	18,307	29,351
Total liabilities	1,009,178	1,011,017

STOCKHOLDERS' EQUITY
Common stock, $1 par value, authorized 30,000,000 shares; issued and outstanding, 20,946,158 shares in 2016 and 20,780,439 shares in 2015	20,946	20,781
Additional paid-in capital	112,500	108,747
Accumulated other comprehensive income	69,917	58,433
Retained earnings	347,703	336,977
Total stockholders' equity	551,066	524,938
Total liabilities and stockholders' equity	$1,560,244	$1,535,955

LOSS AND SETTLEMENT EXPENSE BY LINE OF BUSINESS

	Three months ended March 31,
	2016			2015
($ in thousands)	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio
Property and casualty insurance
Commercial lines:
Automobile	$26,927	$18,805	69.8%	$25,396	$16,851	66.4%
Property	24,748	12,382	50.0%	25,066	12,333	49.2%
Workers' compensation	23,247	13,406	57.7%	22,367	11,511	51.5%
Liability	23,670	12,553	53.0%	22,416	10,936	48.8%
Other	2,071	(66)	(3.2)%	1,966	97	4.9%
Total commercial lines	100,663	57,080	56.7%	97,211	51,728	53.2%

Personal lines:
Automobile	5,217	2,636	50.5%	5,817	2,453	42.2%
Homeowners	4,566	2,382	52.2%	5,177	2,494	48.2%
Total personal lines	9,783	5,018	51.3%	10,994	4,947	45.0%
Total property and casualty insurance	$110,446	$62,098	56.2%	$108,205	$56,675	52.4%

Reinsurance
Pro rata reinsurance:
Multiline (primarily property)	$690	$159	23.0%	$1,238	$455	36.8%
Property	6,257	4,602	73.5%	3,856	6,028	156.3%
Liability	5,351	4,238	79.2%	3,801	2,140	56.3%
Marine	1,343	877	65.3%	3,410	1,105	32.4%
Total pro rata reinsurance	13,641	9,876	72.4%	12,305	9,728	79.1%

Excess of loss reinsurance:
Property	15,280	12,937	84.7%	14,462	7,940	54.9%
Liability	3,370	198	5.9%	3,759	1,442	38.4%
Total excess of loss reinsurance	18,650	13,135	70.4%	18,221	9,382	51.5%
Total reinsurance	$32,291	$23,011	71.3%	$30,526	$19,110	62.6%

Consolidated	$142,737	$85,109	59.6%	$138,731	$75,785	54.6%

NET WRITTEN PREMIUMS
	Three months ended March 31, 2016		Three months ended March 31, 2015
($ in thousands)	Written premiums	Percent of net written premiums	Written premiums	Percent of net written premiums	Change in net written premiums
Property and casualty insurance
Commercial lines:
Automobile	$28,741	20.1%	$27,353	19.1%	5.1%
Property	24,426	17.2%	24,555	17.2%	(0.5)%
Workers' compensation	22,410	15.8%	21,238	14.9%	5.5%
Liability	24,943	17.5%	23,790	16.6%	4.8%
Other	2,206	1.6%	1,962	1.4%	12.4%
Total commercial lines	102,726	72.2%	98,898	69.2%	3.9%

Personal lines:
Automobile	4,909	3.4%	5,568	3.9%	(11.8)%
Homeowners	3,632	2.6%	4,330	3.0%	(16.1)%
Total personal lines	8,541	6.0%	9,898	6.9%	(13.7)%
Total property and casualty insurance	$111,267	78.2%	$108,796	76.1%	2.3%

Reinsurance
Pro rata reinsurance:
Multiline (primarily property)	$660	0.5%	$1,185	0.8%	(44.3)%
Property	4,908	3.5%	3,882	2.7%	26.4%
Liability	5,277	3.7%	5,967	4.2%	(11.6)%
Marine	1,339	0.9%	3,759	2.7%	(64.4)%
Total pro rata reinsurance	12,184	8.6%	14,793	10.4%	(17.6)%

Excess of loss reinsurance:
Property	15,373	10.8%	15,535	10.9%	(1.0)%
Liability	3,452	2.4%	3,800	2.6%	(9.2)%
Total excess of loss reinsurance	18,825	13.2%	19,335	13.5%	(2.6)%
Total reinsurance	$31,009	21.8%	$34,128	23.9%	(9.1)%

Consolidated	$142,276	100.0%	$142,924	100.0%	(0.5)%